Exhibit 99.1

 California Pizza Kitchen Reports Preliminary Fourth Quarter Results

              Comparable Restaurant Sales Increase 6.9%;
     Earnings Guidance Increases to $0.15-$0.17 per Diluted Share


    LOS ANGELES--(BUSINESS WIRE)--Jan. 10, 2007--California Pizza Kitchen, Inc. (Nasdaq: CPKI) announced today that revenues increased 16.4% to $146.0 million for the fourth quarter ended December 31, 2006 versus $125.4 million in the fourth quarter of 2005. Comparable restaurant sales increased approximately 6.9% compared to 5.3% in the fourth quarter a year ago.

    During its November 9, 2006 conference call, the Company forecasted a fourth quarter comparable restaurant sales increase of approximately 5.0%-6.0% and earnings per diluted share in the range of $0.13-$0.15 including the effects of stock-based compensation expense and the impact of the October 6, 2005 lease accounting pronouncement. Based on fourth quarter 2006 revenues and comparable restaurant sales results, management is increasing its earnings per diluted share guidance to $0.15-$0.17. This revised guidance range represents either a marginal decrease or no change to earnings per share over the fourth quarter of 2005 primarily due to pre-opening costs for 11 restaurants opened during the fourth quarter of 2006 compared to four restaurants opened during the fourth quarter of 2005.

    In the fourth quarter of 2006, the Company added nine full service restaurants and two CPK/ASAP restaurants. Full service restaurant openings included Foxwoods Resort Casino in Mashantucket, Connecticut; Boulder, Colorado; Hunt Valley, Maryland; Glendale, Wisconsin; Vista, California; Chula Vista, California; Estero, Florida; West Covina, California; and Honolulu, Hawaii. CPK/ASAP new openings included Elmhurst, New York and Sherman Oaks, California.

    The Company intends to release its fourth quarter earnings on February 15, 2007 at approximately 4:00 p.m. EST with a conference call to follow on the same day at approximately 5:00 p.m. EST. A webcast of the conference call can be accessed at www.cpk.com.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.07. As of January 10, 2007 the Company operates, licenses or franchises 205 restaurants, of which 176 are company-owned and 29 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the Internet at www.cpk.com.

    This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

    Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000